Exhibit 5.1

February 10, 2020	91966.00011

Sorrento Therapeutics, Inc.
4955 Directors Place

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated February 10, 2020 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-221443) originally filed with the Commission under the Act on November 9, 2017, as amended by Amendment No. 1 thereto filed with the Commission under the Act on December 1, 2017 (as amended, the “Registration Statement”), and the related prospectus, dated December 6, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of an aggregate of up to $75.0 million of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of which: (i) 3,888,335 shares (the “Issued Shares”) have been issued to Aspire Capital Fund, LLC (“Aspire Capital”), and (ii) up to $67.5 million of shares (the “Agreement Shares” and, together with the Issued Shares, the “Shares”) are reserved for issuance pursuant to a common stock purchase agreement dated as of February 10, 2019 (the “Purchase Agreement”), by and between the Company and Aspire Capital.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable; and (ii) the Agreement Shares, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP